SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 3, 2008 (September 30, 2008)
BIOMIMETIC THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51934	62-1786244

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
389-A Nichol Mill Lane, Franklin, Tennessee 37067
(Address of principal executive offices)
(615) 844-1280
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Renewal of Employment Agreement with Chief Financial Officer
On September 30, 2008, BioMimetic Therapeutics, Inc. (the “Company”) entered into a new employment agreement (the “New Employment Agreement”) with Larry Bullock, the Company’s Chief Financial Officer, which replaced Mr. Bullock’s previous agreement which expired in January 2008. The New Employment Agreement is retroactively effective as of September 5, 2008 and has a three-year term, continuing through September 5, 2011.
Mr. Bullock’s New Employment Agreement includes terms and conditions substantially similar to those included in Mr. Bullock’s previous employment agreement. Under the terms of the New Employment Agreement, Mr. Bullock will now receive an annual base salary of $237,000, subject to review each fiscal period and to increase according to the policies and practices that the Company may adopt from time to time. The New Employment Agreement also contains a provision that in the event there is a change in control during the term of the New Employment Agreement and (a) within the twelve month period following such event Mr. Bullock is terminated without cause or resigns for good reason, or (b) within three months prior to a change in control Mr. Bullock is terminated without cause or resigns for good reason, then all outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives shall become fully exercisable and vested as of the date of the change in control. In addition, upon such termination or resignation, in exchange for Mr. Bullock agreeing to not solicit any of the then current customers or employees of the Company for a period of twelve months following his termination of employment, the Company shall pay to Mr. Bullock nine months of his base salary and a prorated amount of Mr. Bullock’s previous year’s cash bonus less any amount that he receives from another employer.
Item 8.01. Other Events.
Resignation of Chief Scientific Officer
     As the Company focuses on the completion of its pivotal clinical trial, the Company’s attention and allocation of resources has turned more heavily to further strengthening clinical expertise and relationships, developing its current pipeline of product candidates and pre-commercialization activities and away, for the time being, from early stage discovery research. As a result of this change in focus, on September 30, 2008, Dr. Charles E. Hart resigned from his position as Vice President and Chief Scientific Officer of the Company in order to pursue opportunities that will allow him to continue to be involved in discovery research. Dr. Hart’s accomplishments have played an instrumental role in the establishment of BioMimetic as one of the leading biotherapeutic companies, focused on the development of products for the treatment of musculoskeletal injuries and diseases. Upon his departure, Dr. Hart leaves a very strong scientific group in place, with Dr. Leo Snel responsible for Research and Protein Biochemistry and Dr. Conan Young responsible for preclinical research. In addition, Steve Hirsch, Chief Operating Officer, has assumed responsibilities for the Company’s corporate communications department.
     The Company and Dr. Hart have entered into a Separation Agreement. Under the terms of the Separation Agreement Dr. Hart will receive: (i) continuation of his current salary for a period of 12 months, less any payments he receives from a new employer; (ii) a prorated bonus for 2008 based on his 2007 bonus which will be paid in 2009 if the Company makes bonus payments to other members of senior management; (iii) continuation of his insurance benefits for 12 months; and (iv) continued vesting of his outstanding stock options through the end of the first quarter of 2009 and the right to exercise vested stock options until September 30, 2009. In addition, the Company shall continue to indemnify Dr. Hart pursuant to his Indemnification Agreement with the Company. In exchange for these payments and benefits, Dr. Hart has agreed that for 12 months he will not work for a company in a position where he is engaged in the development and/or commercialization of certain defined competitive products, and he will not hire any employee of the Company or solicit an employee of the Company to leave the Company. Also, under the Separation Agreement, mutual releases have been executed by the parties.
     The preceding summaries of Mr. Bullock’s Employment Agreement and Dr. Hart’s Separation Agreement are not intended to be complete, and are qualified in their entirety by reference to the full text of the Employment Agreement and Separation Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2008.
Initiating a search for a Chief Medical Officer
The Company is also initiating a search for a Chief Medical Officer with a strong orthopedic and bone biology background.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.

By:	/s/ Earl Douglas

Name: Earl Douglas
Title: General Counsel
Date: October 3, 2008